Exhibit 5.1

Lichen International Limited Windward 3, Regatta Office Park PO Box 1350, Grand Cayman KY1-1108 Cayman Islands Attention The Board of Directors	Email jlee@applebyglobal.com Direct Dial +852 2905 5737 Tel +852 2523 8123 Appleby Ref 437495.0011 11 November 2026

Lichen International Limited (Company)

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Kitty Chan

Vincent Chan

Chris Cheng

Richard Grasby

Judy Lee

Michael Makridakis

John McCarroll SC

Lorinda Peasland

Eliot Simpson

Freya Xu

INTRODUCTION

This opinion as to Cayman Islands law is addressed to you in connection with the offering of 17,500,000 units in a combination of series A Ordinary Shares of par value US$0.008 each of the Company (“Class A Shares”), pre-funded warrants to purchase Class A Shares (the “Pre-Funded Warrants”), the Class A Shares underlying the Pre-Funded Warrants, (the “Pre-Funded Warrant Shares”), ordinary warrants to purchase Class A Shares (the “Ordinary Warrants”, together with the Pre-Funded Warrants, the “Warrants”) and the Class A Shares underlying the Ordinary Warrants, the “Ordinary Warrant Shares”, together with the Pre-Funded Warrant Shares, the “Warrant Shares”), through a prospectus supplement (Prospectus Supplement) to a registration statement on Form F-3 dated 1 December 2025 (Registration Statement) filed by the Company with the U.S. Securities and Exchange Commission (SEC) under the U.S. Securities Act of 1933, as amended (Securities Act).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied (without further verification) upon the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

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LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents, the Class A Shares or the Warrant Shares or whether they give effect to the commercial intentions of the parties. Further, we express no opinion as to any matter pertaining to the contents of the Documents other than as expressly stated herein with respect to the issue of the Class A Shares and the Warrant Shares.

This opinion is given solely for the benefit of the addressee in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever, save as, and to the extent provided, below.

A copy of this opinion may be provided (a) where required by law or judicial process and (b) for the purpose of information only to the addressee’s affiliates, professional advisers, auditors, insurers and regulators.

This opinion may be used only in connection with the offer and sale of the Class A Shares and the Warrant Shares under the Prospectus Supplement dated 10 November 2026.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is duly incorporated as an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity.
2.	Authorised Share Capital: Based solely upon our review of the Constitutional Documents, the authorised share capital of the Company is US$200,000,000.00 divided into (a) 20,000,000,000 series A ordinary shares with a nominal or par value of US$0.008 each and (b) 5,000,000,000 series B ordinary shares with a nominal or par value of US$0.008 each.

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3.	Class A Shares and the Warrant Shares: With respect to the issue of Class A Shares and the Warrant Shares pursuant to the Prospectus Supplement, the issue of the Class A Shares and the Warrant Shares have been duly authorised, and when (i) the issue of such Class A Shares and Warrant Shares has been recorded in the Company’s register of members (shareholders); and (ii) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company and the Prospectus Supplement have been satisfied and the subscription price of such Class A Shares and Warrant Shares specified therein (being not less than the par value of the Class A Shares and the Warrant Shares) has been fully paid, the Class A Shares and the Warrant Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).
4.	Warrants: With respect to the issue of Pre-Funded Warrants pursuant to the Prospectus Supplement, the issue of the Warrants have been duly authorized.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

Yours faithfully

/s/ Appleby
Appleby

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Part 1

The Prospectus Supplement

1.	A Word copy of a draft Prospectus Supplement dated 10 November 2026 of the Company, received by email on 11 November 2026 at 6:24 am Hong Kong time.

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Part 2

Other Documents Examined

1.	Scanned copies of: (i) the certificate of incorporation of the Company dated 13 April 2016; (ii) the certificate of incorporation on change of name of the Company dated 11 November 2016; (iii) the certificate of incorporation on change of name of the Company dated 7 April 2017 and (iv) the certificate of incorporation on change of name of the Company dated 14 February 2025 (collectively, Certificate of Incorporation).
2.	Scanned copies of the amended and restated memorandum of association and articles of association of the Company filed with the Registrar of Companies on 16 January 2026 (collectively, Constitutional Documents).
3.	A scanned copy of the certificate of incumbency dated 9 November 2026 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).
4.	A scanned copy of the unanimous written consent of the board of directors of the Company dated 10 November 2026 (Resolutions).
5.	A copy of the results of the Litigation Search.

Part 3

Searches

1.	A search of the entries and filings shown and available for inspection in respect of the Company in the Register of Writs and other Originating Process maintained at the Clerk of the Courts Office in George Town, Cayman Islands as revealed by a search conducted as at 8:50 am on 6 November 2026 for the period of one year preceding such search (Litigation Search).

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;
2.	that there has been no change to the information contained in the Certificate of Incorporation and that the Prospectus Supplement and the Constitutional Documents remain in full force and effect and are unamended;
3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;
4.	that the Prospectus Supplement does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;
5.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;
6.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) received notice of any restrictions notice under the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands in respect of any of its shares, which restrictions notice has not been withdrawn by the registered office or ceased by court order;
7.	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Prospectus Supplement;
8.	that no monies paid to or for the account of the Company in respect of the Class A Shares and the Warrant Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively);
9.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the Prospectus Supplement and any other documents reviewed by us;

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10.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;
11.	that (i) the Prospectus Supplement is in the form of the document approved in the Resolutions, (ii) any meeting at which the Resolutions were passed was duly convened and had a duly constituted quorum present and voting throughout and any Resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents, (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and will be in full force and effect at any time when the Class A Shares and the Warrant Shares are issued, offered or sold and that no action will be taken by the Company inconsistent with such Resolutions and (v) the directors of the Company have concluded that the issue and sale of the Class A Shares and the Warrant Shares and such other transactions approved by the Resolutions are bona fide in the best interests of the Company and for a proper purpose of the Company;
12.	that the Certificate of Incumbency accurately reflects the names of all directors and officers of the Company as at the date the Resolutions were passed or adopted, the date the Prospectus Supplement was issued and/or executed and as at the date of this opinion;
13.	that there is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Prospectus Supplement and related matters including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed in this opinion;
14.	that there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions expressed herein and there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Prospectus Supplement or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed in this opinion;

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15.	that the members (shareholders) of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Class A Shares and the Warrant Shares or otherwise performing its obligations under the Prospectus Supplement;
16.	that the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company;
17.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets;
18.	that upon issue of any shares (including the Class A Shares and the Warrant Shares) the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
19.	that on the date of allotment (where applicable) and issuance of any Class A Shares and the Warrant Shares, the Company is, and after such allotment and issuance the Company is and will be, able to pay its liabilities as they become due;
20.	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Shares and the Warrant Shares;
21.	that the Registration Statement and the Prospectus Supplement have been, or will be, declared effective by the SEC prior to the issuance of the Class A Shares and the Warrant Shares;
22.	that on the date of issue of any Class A Shares and the Warrant Shares, the Company shall have sufficient authorised but unissued share capital available; and

23.	that there are no matters of fact or law (excluding matters of Cayman Islands law) which would affect the opinions expressed herein.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Other Obligations: We express no opinion as to whether the acceptance, execution or performance of the Company’s obligations under the Prospectus Supplement will result in the breach of or infringe any other agreement, deed or document (other than the Constitutional Documents) entered into by or binding on the Company.
2.	Non-assessable: In this opinion the phrase “non-assessable” means, with respect to the Class A Shares and the Warrant Shares, that a member of the Company shall not, by virtue of its status as a member (shareholder) of the Company and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Class A Shares and the Warrant Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper use or other circumstance in which a court may be prepared to pierce or lift the corporate veil).
3.	Jurisdiction: Where any document provides for the submission to the exclusive or non-exclusive jurisdiction of the Cayman Islands courts, the court may decline to accept jurisdiction in any matter where (a) it determines that some other jurisdiction is a more appropriate or convenient forum; (b) another court of competent jurisdiction has made a determination in respect of the same matter; or (c) litigation is pending in respect of the same matter in another jurisdiction.
4.	Concurrent Proceedings: Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction. Notwithstanding any provision in the documents that all disputes arising under or in connection with the documents should be brought before the competent court in the jurisdiction specified in the documents, a Cayman Islands court has discretion to refuse to stay proceedings in the Cayman Islands if it is satisfied that it is just and equitable to do so and may grant leave to serve Cayman Islands proceedings outside of the Cayman Islands.
5.	Foreign Law: Relevant foreign law will not be applied by the Cayman Islands courts if it is not pleaded and proved, it is not a bona fide and lawful choice of law, or it would be contrary to public policy in the Cayman Islands for that law to be applied.
6.	Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

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7.	Costs: A Cayman Islands court may refuse to give effect to any provisions of the Document in respect of costs of unsuccessful litigation brought before the Cayman Islands court or where that court has itself made an order for costs.
8.	Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.
9.	Stamp Duty: Cayman Islands stamp duty will be payable if the Document is executed in or brought to the Cayman Islands, or produced before a Cayman Islands court. An unstamped document which is required to be stamped may not be admissible in evidence until duly stamped and unstamped documents may be subject to penalties and interest for late stamping. Certain criminal offences may also be committed in connection with unstamped documents.
10.	Litigation Search: Any Litigation Search is not conclusively capable of revealing whether or not there is any originating process, amended originating process pending or any appeal pending in proceedings in which any party is a defendant or respondent as notice of these matters might not be entered on the court registers immediately. Any Litigation Search would not reveal any proceedings against any predecessor entities that may have merged with or into any party under the laws of any jurisdiction nor any proceedings against any of the parties in a name other than the relevant party’s current name.
11.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.
12.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company’s liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

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13.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act, at the instance of a creditor thereby prejudiced.
14.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.
15.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained copies of the corporate documents specified in Schedule 1 and relied exclusively on such copies for the verification of such corporate information.
16.	Statements made in Documents: Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.
17.	Document with an “as of” Date: We express no opinion on the effectiveness of the date of any document which is dated as of or with effect from a date prior to that on which it is authorised, executed, and delivered by all parties thereto.
18.	Foreign Laws: We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Prospectus Supplement.
19.	Issue of shares: The English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, provided that (i) in the event of a misrepresentation by a company on which a shareholder relied in agreeing to subscribe for shares in such company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation; (ii) such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement; and (iii) that a shareholder may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement (The Rule of Houldsworth). The Rule of Houldsworth was expressly not followed by the Cayman Islands Grand Court in a first instance decision (currently under appeal). Our assessment is that the Rule of Houldsworth as framed above is of questionable status in the Cayman Islands and if a company enters winding up (whether voluntarily or compulsorily) a shareholder would not necessarily lose the right to rescind the share subscription agreement.

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